EXHIBIT 99.1

Operator: Good day, everyone, and welcome to the Network Engines Third Quarter Fiscal Year 2004 Earnings Results conference call. This call is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to the Director of Investor Relations, Ms. Erica Smith. Please go ahead, ma'am.

Erica Smith:  Thank you.  Good morning, and welcome to Network Engines' Third
              Quarter Fiscal 2004 conference call.  Thank you for joining us.

             Before we begin, let me remind you that except for historical information presented, some of the matters discussed during this call may contain forward-looking statements regarding future events that are subject to risks and uncertainties, and will be subject to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

             Those factors are incorporated by reference from the press release issued earlier today, as well as by those contained in the section titled "Factors that may affect future operating results", as outlined in the company's Form 10-Q for the quarter ended March 31st, 2004. As well as other documents that may be filed from time to time with the SEC.

             Regarding the company's financial guidance, Network Engines intends to fully comply with Reg. FD as enacted by the SEC. In response to inquiries, management will comment on these matters only to the extent that any guidance as to expected financial results, business outlook, or any other material information that is discussed in today's press release, and/or in this pre-announced publicly acceptable conference call with management will be deemed disclosed.

             The company's conference call will be archived on the company's Web site following the call. The company undertakes no obligation to update this information. The company also plans to furnish a transcript of this call with the SEC as part of an 8-K.


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             Further, the company will enter a quiet period on or about the 15th day before the end of the quarter that will expire on the date of the next quarterly release of financial results. During this quiet period, the company will not meet or talk with the analysts about future material events, and will only engage in discussion regarding historic data and general business issues.

             Now let me turn the call over to John Curtis, President and CEO of Network Engines.

John Curtis: Thank you, Erica. Good morning, everyone, and thank you for joining us on the call. With me today, as usual, is Doug Bryant, our Vice President of Finance and Administration, and CFO. Doug will discuss the details of our financial performance and forward-looking guidance in a few minutes.

             Our Q3 financial results were in line with the guidance we gave in April. The results were satisfying in light of the challenging selling environment that we faced in our storage business during the June quarter. Our total revenues were $34.4 million, generating profits of $726,000, or two cents per share. Doug will provide more details on our financial results in a few minutes.

             We operate the company and report revenues in two segments, OEM appliance, and distribution. First in our OEM appliance business, we develop and manufacture server appliances for our OEM partners. OEM appliance revenues were $20.6 million during the third fiscal quarter, which was down from $22 million in the second fiscal quarter, but increased from the year ago June quarter when OEM appliance revenues were $14.4 million.

             The decline in OEM revenues from the second quarter was primarily the result of the timing of shipments to certain of our OEM partners between the March and June quarters.

             The most significant accomplishment in our OEM business was the recent notification by EMC that we were selected to develop and manufacture a server appliance hardware platform to be used in a future version of their Centera system, extending our ongoing relationship with that program. The selection was made after a competitive bidding process.

             We believe that this significant win is another indication that our OEM customers value our engineering talent, our manufacturing infrastructure, our supply chain management expertise, our commitment to quality and customer service, and our overall flexibility and responsiveness to our customer needs. As a result of this new opportunity, we do plan to incur significant development costs in the September quarter, and to a lesser extent in the following quarter. Although these costs will impact our short-term financial results, I believe the costs are more than justified by the potential future revenues that we expect to realize from this product.

         Also during the quarter we announced an OEM partnership with Captivate Broadcasting Network. Captivate is a national news and entertainment network that delivers programming and advertising in office buildings throughout North America. We are already shipping server appliances to Captivate.

             Our distribution operation sells storage networking components, and our company-branded appliances to our reseller customers in North America. Our Q3 revenues from the distribution business of $13.8 million were slightly below the guidance we gave in April. Revenues continue to be predominantly from the sale of fibre channel host bus adapters, or HBAs. As mentioned earlier, the June quarter was in many cases a challenging quarter for the storage industry, and specifically for Network Engines as we experienced heightened competition for the sale of HBAs.

             Some companies in the storage segment have reported disappointing results for the June quarter, and/or reduced future guidance. In fact, our guidance for the September quarter reflects flat to down distribution sales compared to our June quarter.

             In addition to the general storage market conditions, our storage component distribution business is facing other challenges, including the ongoing impact of the December contract amendment for our EMC approved fibre channel HBA business, which has increased our costs, and in some cases limited our ability to compete for certain HBA opportunities. In addition, we have been experiencing an increasingly competitive market for the distribution of EMC approved fibre channel HBAs.

             And finally we also believe that continual downward pressure on prices for fibre channel HBAs presents ongoing challenges for vendors, and consequently the supply chain of which we form a part. We have a number of initiatives under way that we believe will enable us to begin to address these challenges. As we have discussed in the past, we are investing to expand our line card with co-branded appliances based on software from companies such as Microsoft and CommVault.

             At the same time, we are seeking to add additional third party products to our line card such as Alacritech and Vasco. When possible, we've been taking advantage of incentives and other programs offered by our suppliers to reduce our costs and/or increase our ability to compete. And finally, we're constantly evaluating and re-evaluating our skills and value add to identify additional ways to serve our partners, suppliers, and customers.

             In spite of these current challenges, we intend to remain committed to our distribution business, and our relationships with our partners, suppliers, and reseller customers. We believe that the combination of our customer base and distribution infrastructure is a significant factor enabling us to establish relationships with partners such as Microsoft, CommVault, and Computer Associates.

             In fact now I would like to review the state of our co-branded server appliance business. Approximately a year ago we began to sign partnerships with new ISV, or independent software vendor partners, to develop, manufacture, and distribute a variety of co-branded server appliances based on their software applications.

             In recent months, it has become increasingly clear to us that development and introduction of these appliances takes longer than we had initially expected, and that there are certain key conditions necessary for us to successfully sell co-branded appliances. Those conditions include first we must be working with partners committed to selling an appliance based on their software. These partners must be willing and capable of providing support for our sales and marketing efforts. Our partners must be channel friendly, and able to take the lead in generating demand for their software solution. And finally, our sales and marketing strategies must be aligned with our partners to avoid channel conflict, and to promote cooperation in the field.

             During the March and June quarters, we have been refining our approach to partnering with ISVs. Going forward, we expect to continue to further narrow our focus and concentrate our efforts with partners where the co-branded server appliances meet these conditions, and therefore offer the most potential. Taking this into account, I would like to provide an update on the status of our announced co-branded appliances.

             We've been working with Funk Software for over a year to sell our co-branded, Steel-Belted Radius server appliance based on Funk's technology. We're pleased with this relationship, and expect to continue to successfully sell co-branded appliances in partnership with Funk.

             Our mobile backup appliance, co-branded with Computer Associates, has been released to the market. We are currently working with CA to determine the appropriate channels for selling this appliance. We have been encouraged by initial feedback from CA and their sales force. By the way CA is an interesting case study for us because in addition to this co-branded appliance, they are also an OEM appliance customer for a different application.

             Our CommVault data management appliance for Exchange became generally available at the end of June, approximately a quarter later than we had expected. We are currently working with CommVault to train and support channel partners, and are optimistic about the opportunities for this appliance. Furthermore, this appliance fits into our plans to build server appliance solutions based around Microsoft applications such as - such as Exchange and Internet Security and Acceleration, or ISA.

             Although co-branded server appliances built in partnership with both FalconStor and Bocada were generally available during the quarter, we were disappointed with the results we achieved with these products. We are currently reevaluating our strategy and expectations for these co-branded appliances.

             And finally, based on current commitments of our engineering, sales and marketing resources, we have decided at this time not to bring co-branded appliances to market with Authenex or KVS.

              Now I'd like to update you on the progress developing security appliance solutions based on Microsoft (ISA) software. First give you an estimate of the size of the Microsoft opportunity, the Yankee Group estimates that worldwide firewall markets - that the worldwide firewall market was approximately $2 billion in 2003. Microsoft software accounted for approximately four percent of that market, and we believe Microsoft is determined to expand their market share.

             Yankee Group also estimates that Microsoft Exchange has a 44 percent market share of the worldwide messaging market. Therefore we believe that there is a significant market opportunity to sell security appliance solutions into this large market space.

             We were one of the first companies to offer an appliance version for firewall from Microsoft Exchange based on Microsoft's ISA 2000 technology. The initial feedback from industry analysts, early end user customers, potential end user customers, and potential channel partners regarding our firewall for Microsoft Exchange has been positive. However, as you may know, last week Microsoft announced the general availability of ISA Server 2004.

             Therefore we plan to utilize the feedback from our early sales efforts as we develop and launch ISA 2004 based appliances. Our recently announced plans for appliances based on Microsoft ISA 2004 will include a 2004 version of our Microsoft - firewall for Microsoft Exchange, plus two additional appliances based on ISA 2004. One will be optimized as a firewall and VPN, the second will be optimized for cashing applications.

             These new appliances are currently scheduled to enter beta testing during the current quarter. We already have received a significant number of requests for beta versions of these appliances. We plan to use our distribution infrastructure and resources to engage key resellers, including established Microsoft ISA resellers, to provide sales channels for these ISA based appliances.

             ISA Server 2004 is an application layer security software platform which has been specifically designed to easily integrate complimentary third party applications developed by Microsoft partners. Some of these applications are anti-Spam, anti-virus, content filtering, logging, and reporting functionality. We believe that we will be able to identify additional opportunities to develop ISA based solutions offerings in partnership with some of these Microsoft partners.

             Now I'd like to turn the call over to Doug, who will discuss the financial results, and provide you with forward-looking guidance.

Doug Bryant: Thanks, John. The financial results that I'm about to review, and the guidance that we'll provide will be discussed on a generally accepted accounting principles, or GAAP basis.

             We're pleased to report that we have met or exceeded all of the top level financial guidance that we provided in last quarter's earnings release. Consolidated net revenues for our fiscal third quarter were $34.4 million, the guidance that we provided in last quarter's earnings call was for consolidated revenues of between $34 and $38 million. Of which we expected $20 to $23 million in OEM appliance revenues, and between $14 and $15 million of distribution revenue.

             We met our OEM appliance guidance with $20.6 million of revenue, and fell slightly short of our distribution guidance with $13.8 of revenues. EMC made up 49 percent of total revenue, compared to 54 percent in the March quarter. There were no other greater than 10 percent customers.

             OEM appliance revenues of $20.6 million represents a six percent decrease from the $22 million reported in the March quarter. The decrease was primarily attributable to the timing of shipments for certain OEM partners between the March and June quarters. Non-EMC OEM revenues increased to $3.8 million in the June quarter, compared to $2.7 million in the March quarter, primarily from the sale of OEM appliances to Nortel and Borderware.

             Distribution revenues increased slightly to $13.8 million from the $13.6 million reported in the March quarter. Substantially all of the revenues in both quarters were from the distribution of third party storage networking products, the core TidalWire business.

             Sales of fibre channel HBAs were $12.4 million, or 90 percent of distribution revenues. Because the March quarter is widely considered a seasonal quarter in the storage industry, we had expected the June quarter's distribution revenues to increase more than it did. It appears that the quarter was a challenge for some storage companies, and we specifically saw an increase in competitive pressure on our fibre channel HBA business.

             This was evident in the number of large deals closed during the quarter, not only did we have visibility into fewer deals than we expected, we also noted that buying decisions appeared to be deferred.

             Third quarter gross margins on a consolidated basis were 16.8 percent, down from 17.7 percent in the prior quarter. The June quarter's gross margin percent was in line with the 16 to 18 percent guidance we provided last quarter.

             Gross margins in the OEM appliance business were 20.8 percent for the June quarter, compared to 20.6 percent in the March quarter, and in line with the 19 to 21 percent guidance we gave last quarter.

             Gross margins in the distribution business were 10.9 percent in the June quarter, compared to 13.1 percent in the prior quarter, and within the 10 to 12 percent guidance we provided last quarter.

             The decrease in distribution gross margin percent from the March quarter was primarily due to less savings associated with vendor incentive programs, increased inventory reserves, higher royalty costs as a percentage of revenue, and product mix.

             Operating expenses during the June quarter were $5.1 million, compared to $5.4 million in the March quarter. The June quarter includes $107,000 reversal of a facilities related charge originally taken in fiscal year '03, and also included $36,000 of stock compensation, and $31,000 of amortization expenses.

             The original facilities related charge was taken because we did not expect to fully occupy or utilize a portion of our lease facility in Canton, Massachusetts. In the June quarter we began some leasehold improvements that increased our manufacturing area, and we will now be utilizing all portions of our facility.

             The renovations will allow for a more efficient materials flow, as well as additional storage space for inventory. The March quarter included approximately $127,000 of stock compensation, and $31,000 of amortization expenses. The June operating expenses were less than the $5.6 to $5.8 million guidance we gave last quarter, primarily due to the timing of headcount additions, development projects, and legal expenses. Most of these projected costs have moved to the September quarter.

             As a result of the above, our net income was $726,000, including the $107,000 reversal of facilities related charges, which is within our prior guidance of net income between $400,000 and $800,000.

             Turning to the balance sheet, our cash and short-term investment position at the end of June was $37.8 million, which is up from the $35.1 million that we reported at the end of March. We have previously given guidance that cash would be between 33 and $35 million. The better than expected balance is primarily due to lower accounts receivable DSO, and due to timing of payments to vendors.

             I'd like to point out that June 30th fell on a Wednesday, and we routinely cut checks to vendors on Thursdays of each week. If we had factored in the next day check run, we would have fell within the high end of our prior guidance range.

             Accounts receivable were approximately $14.4 million, which was a decrease from the $17.7 million at the end of March. The DSO calculates to approximately 38 days, which is an improvement over last quarter's DSO of 45 days, and was due to the June quarter being more linear than the March quarter, and due to the timing of payments from certain customers.

             As we have pointed out in the past, the DSO metric could vary significantly due to possible quarterly fluctuations, and the timing of shipments to and payments primarily from our large OEM appliance customer.

             The net inventory balance of approximately $16.6 million compares to $20.7 million at the end of last quarter. Annualized inventory turns for the quarter were approximately 6.9 versus 5.7 last quarter. The decreased inventory balance is due to lower inventory levels for both the OEM and distribution businesses. The decrease in the distribution inventory balance was primarily due to lower end of quarter purchasing that takes advantage of favorable pricing.

             The net inventory balance consists entirely of current products, and will tend to fluctuate, primarily based on the growth of our business, the timing of shipments to our large OEM appliance customer, and any quarter end purchasing that takes advantage of favorable pricing.

             In regards to providing guidance, we anticipate net revenues in our fourth quarter ending September 30th, 2004 will be approximately $32 to $36 million. These estimates are based on current forecasts from certain partners, historical and seasonal trends. We expect OEM appliance revenues to be between $20 and $22 million for the quarter, and distribution revenue to be between $12 and $14 million.

             We expect a continued high concentration of OEM appliance revenues to be from EMC. We also expect the fourth quarter's distribution revenue to continue to be derived primarily from the TidalWire legacy business of distributing third party storage networking products.

             We're projecting flat to down revenue for distribution in the September quarter based on increasing competitive pressure on our fibre channel HBA business, and the uncertainty surrounding that portion of our business.

             As we've mentioned previously, the OEM guidance is based primarily on forecasts from our OEM partners. It is important to note that we lack visibility into our partners' end user demand in that sales forecasts from our partners are often influenced by inventory balances, the timing of new product introductions, and the purchase of units for internal use versus units purchased for customer support, and units purchased for resale.

             We expect fourth quarter gross margins to be in the 15 to 17 percent range, depending on sales volume, contract manufacturer utilization, and customer and product mix during the quarter. Breaking out our gross margin guidance by segment, we expect OEM appliance margins to continue to be in the 19 to 21 percent range, and distribution margins to be in the eight to 10 percent range. As you can see, we're expecting continued downward pressure on distribution margins as we expect the fibre channel HBA market to remain highly competitive.

             Operating expenses are expected to be between 6.4 and $6.7 million in the fourth fiscal quarter. This represents an estimated increase from the June quarter of between $1.3 million and $1.6 million. Between $700,000 and $900,000 of this increase is attributable to estimated increases in research and development, and is primarily due to the recently disclosed project for the server appliance hardware platform for EMC Centera product.

             We expect that the majority of that project's expenses will be incurred in the September quarter.

             Another $200,000 is due to anticipated legal costs related to our defense of the class action lawsuit. The remainder of the increased estimated operating expenses is primarily related to the expected June quarter expenses that got pushed to the September quarter, primarily due to the timing of headcount additions.

             Another way to look at it is that we originally projected the June operating expenses to be between $5.6 and $5.8 million. We basically pushed $5.5 to $5.6 million of that guidance to the September quarter, and added $700,000 to $900,000 for the EMC development project, and another $200,000 in legal costs.

             On a GAAP basis, we expect to incur a net loss in the fourth quarter of between $900,000 and $1.1 million. Our cash and short-term investment position at the end of the fourth quarter is expected to be approximately 33 to $35 million.

             Now John has a few final comments before we open the discussion to questions.

John Curtis: Thanks, Doug. As I said earlier, we are pleased with our third quarter financial results, particularly in light of the difficult market conditions we faced in our storage business.

             We are very pleased to have been selected to continue to provide server appliances for EMC. We believe that our past and future efforts to support this partner will benefit all of our appliance business, including other OEMs and our co-branded appliances. We believe the skills and knowledge we gain from these efforts will continue to be a cornerstone from which we will develop additional server appliance customers for the company.

             As discussed, we expect to incur substantial development costs related to this program in the September quarter, and potentially to a lesser extent in the December quarter.

             Although this investment in research and development will impact our near-term profitability, we believe the potential return will far outweigh the near-term impact on profits.

             Although we are expecting to incur an operating loss in the September quarter, primarily due to these increased R&D expenses, and pressure on HBA margins, we have not lost sight of the need to run a profitable business. We will manage the R&D, and in fact all operating expenses carefully to insure these expenditures are justified by revenue opportunities.

             We believe that our combination of channel customers and distribution infrastructure were important factors in developing our relationships with Microsoft, Computer Associates, CommVault, and other appliance customers. Furthermore, we believe that these assets will be an important factor in providing sales channels for our recently announced ISA 2004 based appliances.

             We've strengthened the management team with the addition of John Amaral as Chief Technology Officer. John brings significant networking and high level system engineering experience to the company. John will be assuming a leadership role in developing and bringing to market our ISA 2004 based appliances.

             We continue to have a strong balance sheet. We will continue to be focused on our customers, providing them with high quality products and services, delivered in a timely manner, all with the goal of increasing our shareholder's value.

             I would now like to open up the call for questions - operator. Operator?

Operator:  Yes.

John Curtis:  Can we open the call for questions, please?

Operator: Certainly. The question-and-answer session will be conducted electronically. If you'd like to ask a question today, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again that is star one to ask a question.

             We'll go first to Brenden Smith at Goldman Sachs.

Brenden Smith: Hi, thanks very much. Guys, in terms of the new Centera product, could you clarify the expectations for the specific timing? Are we looking at December quarter and in the magnitude potentially, the revenue contribution there? And then secondarily, what do you think is EMCs real motivation for the changes to the HBA distribution model?

Doug Bryant:  Hi, Brenden, this is Doug. What was your first question ...

John Curtis:  ... revenue would kick in ...

Brenden Smith: Really magnitude, and whether or not December quarter is the right timing for the contribution of the new Centera product.

Doug Bryant: First the way you should look at this is people had questions about our EMC relationship, and this announcement says that that is extended. I don't think you should view that project as it extends the runway that we'll see revenue from the Centera program.

John Curtis: It's John here. We really can't comment on their plans or timing even if we thought we knew about it.

Doug Bryant: Just because we had said that we expect to incur development expenses in the December quarter. We are just a portion of those development assets and we really don't have visibility into what the rest of that project looks like. So we can't comment on the timing of what EMC will be doing.

Brenden Smith: OK. And then the other question was about what you think EMCs motivation is for the changes to their HBA distribution model.

John Curtis: Well first we are somewhat dependent on people like you and other people for speculating on their changes. We did listen to their conference call the other day. From our perspective what we were able to hear so far is that, as it related to HBAs, they wanted to formalize something that has been going on, on an ad hoc basis for some time.

             I guess that would be the only thing I can really comment on as far as speculating on why or why not EMC might want to be doing something. I think as far as whatever EMC is doing, and whatever the suppliers are doing, and the marketplace is doing, I think we've tried to make it clear that it's definitely putting pressure on our margins from HBAs, and certainly causing us to look for ways to expand our line card, and leverage the infrastructure and people that we have to make sure that we continue to make profits in that area.

Brenden Smith:  OK, thanks a lot, guys.

Operator:  We'll go next to Glenn Hanus from Needham & Company.

Glenn Hanus:  Hi.  You had a pretty good quarter in the non-EMC OEM revenue.
Can you comment on sort of the sustainability of continued growth in that space, and what's going to drive that, or give us some more color there?

John Curtis: Hi, Glenn. First of all I would say because most of the partnerships are either medium sized companies, or relatively new partnerships. It does tend to be choppy from quarter to quarter. But as we look back over the past year, it's definitely on an upward slope, it's an area where we are putting a fair amount of investment in terms of salespeople, we have a small sales force, but we've recently expanded it a little bit.

             And emphasis in engineering where we've been able to segregate a small group of engineers that they are very efficient at converting our partners' desires into a branded appliance. So we expect to see it to continue to grow, but it's extremely hard for us to give a good prediction from quarter to quarter, but I think over any long period of time that should continue to grow.

Glenn Hanus: And then when you talk about the challenging selling environment for HBAs, I mean you had, one primary competitor for the EMC approved host bus adapters. Are you referring to activities from that primary competitor? Or are your talking more generally about the sort of apparent restructuring and the way EMC seems to be doing its distribution for HBAs?

John Curtis: First EMC as I think it was said by one of their executives, they've always had an ad hoc way of delivering EMC - HBAs and other components to their customers. So that's always been a competitor wouldn't be an authorized distributor, so to speak, but certainly a competitor in that business.

             I guess the way I would think about that in the general market is EMC has a relationship with Dell, Dell sells low end storage systems. I'm sure that just like elsewhere in the technology business, some of those systems that are sold today as bundled systems at the low end a year ago probably were sold by some of our channel customers as a higher end Clarion system, or as a higher end system, which included HBA. So there's some eating away at that part of the market, some of these HBAs find their way into other places where we might compete with them.

Glenn Hanus:  All right, thank you.

Operator:  We'll move next to Aaron Rakers of A.G. Edwards.

Aaron Rakers:... guys. Couple of real quick questions, I kind of want to touch on the HBA business a little bit more. In the past we talked about EMC approved HBAs as a percentage of your total distribution revenue. First of all, can you give me color on what that currently represents?

             And then also wrap a little bit more color around some of the pricing commentary you said in terms of increased pricing pressure on the HBA front. Can you talk about what the trends were in the June quarter, and what you've seen so far in July?

Doug Bryant: Aaron, this is Doug. As far as the distribution of EMC HBAs compared to total distribution revenues, I'd say that's historically been around 65 or 70 percent, and that's what it was this quarter as well.

             As far as pricing and competitive pricing pressure, I'd say at the beginning of the quarter - it certainly escalated as the quarter went on, and I'd say it wasn't very apparent in the month of April, we saw a little of it in May. In June, it started to get a little more aggressive. So what we're expecting is that it's going to continue to be aggressive and hence the guidance for our gross margins of eight to 10 points on that business.

Aaron Rakers: So with that said, are we expecting an acceleration to let's say eight percent, 10 percent sequential declines on a - on a HBA ASP perspective? Or - any color there?

Doug Bryant: I mean I could tell you the ASP decline that we saw this quarter was only two points. But again I think most of that pricing pressure that we saw was toward the end of the quarter. So it's hard to say.

Aaron Rakers: And then lastly, can you talk a little bit about the timing in terms of this ISA 2004 products, when we expect that to begin shipping in volume from current beta testing, and when that becomes material to revenue?

John Curtis: It certainly won't be material to revenue in the September quarter. If we achieve all of our goals in the September quarter, we should start seeing some revenue in the December quarter, I can't comment today on the level of it, and whether or not it'll be material.

             But we're well underway with getting the appliances completed, putting John Amaral in charge of this will accelerate that. And we have a dedicated team working on this project, including sales and marketing, so they're very focused. We've gotten a lot of good feedback from our initial appliances, and we've had a very, very encouraging - by that I mean more than dozens of applications to be beta sites, and we're currently calling through them, matching up beta sites with goals that we want to achieve with reseller partners that we want to work with to get the beta sites in the right place. The current plan is for those beta sites to start being installed during August.

             Usually betas take anywhere from two to four weeks, depending on how right we've got the spec for the product. That'll tell you how quickly we'll be back out in GA. Since we've been down the path with ISA 2000, we're relatively confident that our product specifications will be good, and the betas will validate that, and that would mean we should be shipping the product in the fourth quarter.

Aaron Rakers:  OK, thanks a lot, guys.

Male:  Next we'll go to Shebley Seyrafi with Merrill Lynch.

Shebley Seyrafi:  Thank you very much.  Good morning, John and Doug.

Doug Bryant:  Hi.

John Curtis:  Morning.

Shebley Seyrafi: So maybe you can talk a little bit more about the EMC select program, how that's going to be affecting your distribution business. I assume your customer is going to be EMC as opposed to other VARs in many cases. Maybe you can talk a little bit how that plays out, and how that's going to be impacting your business.

John Curtis: This is John. First I would say is you sound like you might know more about it than we do. The information we have is that there's still a role for distribution in here to service resellers, smaller resellers, medium sized resellers. That's my understanding of what's going on here. I don't know how that's going to evolve out over time, I'm sure we'll learn how that will evolve in our conversations with our suppliers, and with EMC.

             But at this point right now based on what I know about it, which is generally what's public information, the same thing that you know about it, I don't see an immediate impact per say, other than increased competition since they'll be focused on it more. And it'll probably mean more deals that might have gone through one of our reseller customers will go - will go some other direction.

             Long-term I can't comment because I don't know.

Shebley Seyrafi: But is it fair to say that EMCs introduction of the select program toward the end of the June quarter slowed down your HBA sales and your distribution sales?

John Curtis: I mean not to our knowledge. I don't know if Doug has any more knowledge of that.

Doug Bryant: I mean just speculation to the extent that we saw less larger deals than we had anticipated. Some of those could have been done directly with EMC. Which they acknowledged on their call that they've done that on an ad hoc basis, and part of the EMC select program is formalized in what they've already been doing.

Shebley Seyrafi: OK. And you had a $4 million sequential decline in inventory.
         I assume you're relatively happy now with your inventory level, probably more so than the prior quarter. Do you expect your inventory level to decline further still in the third quarter?

Doug Bryant: It depends on the availability of end of quarter incentive programs. I can't forecast that at this point. We obviously would like to manage inventory closely. But if opportunities come our way through vendor incentive programs, we certainly look at that as a way to possibly enhance our margins.

Shebley Seyrafi: And finally from a - your distribution business, you expect to be roughly down in the September quarter. What about in the December quarter, is it possible for that business to rebound maybe double-digit sequentially?

Doug Bryant: I mean we haven't provided guidance on the December. December is normally a stronger - the strongest quarter in that market. It's possible, but again we're not giving guidance on it right now.

Shebley Seyrafi:  OK, thank you.

Doug Bryant:  You're welcome.

John Curtis:  Thank you.

Operator:  Next we move to Clay Sumner with FBR.

Clay Sumner: Thank you. More questions on the distribution business. I guess we need to see the tactical price discounting at the end of the quarter from the HBA vendors like you were just talking about. That discounting lets you take advantage of good pricing. It seems like it would make more sense for you to take advantage, or try to take advantage of market pride elasticity to drive volume since you - on the EMC business anyway wind up, writing a check to EMC for the difference in profits. So it makes more sense to try to use price elasticity or to simply bank the profits that you get?

John Curtis: This is John. I don't quite understand your question, I probably would not agree with some of the assumptions you made in the question. So you're going to have ...

Clay Sumner:  Well ...

John Curtis:  ... to help me out ...

Clay Sumner: ... sure, Doug was just talking about vendor incentive programs that could drive up inventory. So if you see those, and you margins then would - you'd be getting the product at less cost, potentially greater margins, does it make more sense to just bank those margins, or to try to lower the pricing of the product to take advantage of any market price elasticity that might be out there?

Doug Bryant: Clay, I would say that in this new competitive landscape that's something that absolutely we'll be looking at, and another reason why we're projecting the margins going down. We may have to get more competitive on pricing to maintain and grow that revenue.

             So I think that's your point, that's opposed to putting all the profit in our pocket, passing some of it along to customers in order to increase the revenue.

Clay Sumner: Yes, I guess my point is really wondering, I'm wondering how much price elasticity there is in that market for one. And then two wondering what your analysis is of your options there. And another question, if I may, as you said, John, you guys tend to look at the EMC relationship as a way to build significant experience and knowledge for other customers and other opportunities. Does that mean that you'd be willing to run the EMC OEM business at breakeven, or even a loss in the longer run? Or is that something you're not willing to do?

John Curtis: I guess it isn't the way that we think about it. We look at each of our deals on their own, and each of the deals on their own have all kinds of factors that enter into, not the least of which is often competitive factors in terms of what you can charge, and so on and so forth. And then we look at the cost side of all of our deals you balance out when you're looking at costs, you have to be sure that you have the right degree of quality, or low-cost doesn't matter if you're not putting out quality products.

             So you have to have high quality products at the best possible costs, and then you have to be a reliable supplier. And we apply those theories to all of our customers, and go and do the best deal we can with all of our customers. So I don't look at EMC as - I guess as a cow to be milked or anything like that, it's a very important business that we have a lot of people working on to do the best possible work we can for them.

             And I've consistently said that in these conference calls in the past when we've had a lot of questions about what might happen in the future, and the answer that I have always given is that there are certain things that are out of our control, we focus on what's in our control, and that is all of the things I just mentioned, which I won't go all over again. But just doing a hell of a job for our customers, and making them want to come back and do more business with us.

Doug Bryant: Clay, that being said, for a customer that makes up so high a percentage of our business at this point, we can't afford to run that at breakeven or at a loss. It needs to be a profitable business for us.

Clay Sumner:  Right, OK.  Thank you very much.

Operator: And as a reminder to the audience, if you do have a question, press star one. We'll go next to Douglas Stefanini with Paulson Investment Company.

Douglas Stefanini: Hello, gentlemen. Congratulations on a OK quarter in a tough environment. Just a comment and a question here. I haven't really seen a lot of insider buying at all, all I've seen is selling as of late. Question is, with the stock coming down from six to $1.75 today, six in February, $1.75 today, is the company considering doing any type of stock buyback?

Doug Bryant: It's something we're cognizant of. I mean we obviously have done a stock buyback in the past. I figure it's probably a year and a half, two years ago.

Douglas Stefanini: Right, and it seemed to help the company, or the stock price at least.

Doug Bryant: Well I mean my recollection is it didn't - the stock price didn't change that much to be honest with you. We were under $1, and by the time that we were done that stock repurchase program, we were still at about $1. So it really didn't have much ...

Douglas Stefanini: But it was a small - it was a small amount that the company bought back, correct?

Doug Bryant:  Yes, it was about $5 million.

Douglas Stefanini:  OK.

Doug Bryant: And - so it's obviously something that we look at and it's not something that we are blind to. But that being said we don't comment on financial transactions until - when and if we would make an announcement.

Douglas Stefanini: Right, I just - I just think something to show some confidence to investors out there would be a good idea, because all - just looking at the insider transactions - they're all sales.

Doug Bryant: Yes, I think people weigh in, in both sides of that argument as far as stock repurchases. Some people think it helps, some people think it's window dressing, and ...

Douglas Stefanini:  Right.

Doug Bryant: ... isn't worth spending the cash. So we - again we look at it and we'll evaluate it.

Douglas Stefanini:  OK.  Thank you.

Doug Bryant:  Thanks.

John Curtis:  Thanks.

Operator:  We'll take our next question from Larry Miller, stockholder.

Larry Miller: Good morning, folks. Two things, first I'd like to ditto the prior caller's comment about stock repurchase. I think you ought to do it because it's a good investment, not because it's window dressing. But I'd like to hone in on the margin issue and the strategy for the future here for a second.

             It seems to me margins equate to intellectual property, and proprietary content in a business. And can you talk a little bit about your strategy to build margins through creating intellectual capital in your product?

John Curtis:  Hi, Larry, this is John.

Larry Miller:  Hi, John.

John Curtis: I guess when you look at it from that point of view, there's two avenues where we're building value add or intellectual property that we can defend. We think on the OEM side of the business you can do some of that, although I would agree that there's certainly a limitation as to how much intellectual property or value - or defendable value add that you can build.

             I think that as a company we've done a very good job over there, and again the selection by EMC for this extension is the best evidence of that. And we'll continue to do that over there, but that by the nature is more of a higher top line lower gross margin business. But still it's a defendable business, and it's one that we are making some engineering investments in and other investments in manufacturing and other areas that we do expect to be able to return value.

             Over on the other side of the business, the strategy for building value is to put together this unique combination of being able to engineer co-branded appliances with the limited number of partners, which is different from when we started a year ago. And use our distribution resources, the infrastructure, the logistics, the access to partners, the ability to deal with partners, and support partners, that whole chain to bring these appliances to market.

             Now part of our appliance offerings will definitely be intellectual property that we believe anyway will be intellectual property that we call our news Network Engines Web services, which really makes a difference between a pre-load and a true appliance. And that's - and that's where we're adding value, that's why we've got John Amaral into the picture here and a small team of technical people to include that.

             So that's the investment we're making, that's the strategy we're taking in that area.

Larry Miller:  OK, thank you.

Operator: And there are no further questions at this time. Mr. Curtis, I'll turn the conference back over to you.

John Curtis: Thank you very much. Thank you, everybody for your interest in the company, and all the good suggestions and the questions. And we look forward to the next call in the near future.

             Thank you.

Operator: That does conclude today's conference. Again thank you for your participation.

Male:  Thank you.  And we're hanging up at Network Engines.


                                       END